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                                                                  Exhibit (d)(3)

                                 AMENDMENT TO
                 INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
                 --------------------------------------------


     AMENDMENT made as of this 23rd day of January, 1999, by and between WAYNE HUMMER MANAGEMENT COMPANY ("Adviser") and WAYNE HUMMER INVESTMENT TRUST (the "Fund").
                                 WITNESSETH THAT:
                                 ---------------

     WHEREAS, the Adviser and the Fund are parties to an Investment Advisory and Management Agreement dated April 29, 1988 and amended November 24, 1992 (the "Agreement") which governs the terms and conditions under which the Adviser provides investment advisory and management services to the Fund:

     NOW THEREFORE, the Adviser and the Fund hereby amend the terms of the Investment Advisory and Management Agreement and mutually agree to the following:
     1. The third WHEREAS clause shall be replaced with the following new third WHEREAS clause:

          "WHEREAS, the Fund currently offers Shares in three (3) portfolios, the Growth Portfolio, the Income Portfolio and the Money Market Portfolio (hereinafter referred to, together with any other portfolios of the Fund which may be established later and served by the Adviser hereunder, collectively as the "Portfolios" and individually as a "Portfolio"); and

     2. Section 2. Subsequent Appointments of Adviser shall be amended as follows: the words "Initial Portfolio" in the third line of the first sentence shall be replaced with the words "current Portfolios."

     3.   Section 6. Compensation shall be replaced with the following new
          Section 6:

          "Compensation. Subject to the provisions of paragraph 7 of this Agreement, each Portfolio will pay to the Adviser for the services provided and the expenses assumed by the Adviser pursuant to the Agreement, as full compensation therefor, a fee based
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          on average daily net assets of each Portfolio, computed and accrued daily and paid monthly at the following annual rates:

          (a)  For the Growth Portfolio:

               .80 of 1% of the first $100 million of average daily net assets; plus

               .65 of 1% of the next $150 million of average daily net assets; plus

               .50 of 1% of the average daily net assets in excess of $250 million.

          (b)  For the Income Portfolio:

               .50 of 1% of the first $250 million of average daily net assets; plus

               .30 of 1% of the average daily net assets in excess of $250 million.

          (c)  For the Money Market Portfolio:

               Portion of Average Daily Net Assets
               of Money Market Fund Portfolio            Fee
               ------------------------------------      ---

               Up to $500 million                       0.50%

               In excess of $500 million but
                not exceeding $750 million             0.425%

               In excess of $750 million but
                not exceeding $1 billion               0.375%

               In excess of $1 billion but
                not exceeding $1.5 billion             0.350%

               In excess of $1.5 billion but
                not exceeding $2 billion               0.325%

               In excess of $2 billion but
                not exceeding $2.5 billion             0.300%

                                       2
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               In excess of $2.50 billion                                 0.275%

               In addition to the compensation provided above, each Portfolio shall reimburse the Adviser on a monthly basis for those expenses which each Portfolio has agreed to bear pursuant to the provisions of paragraph 4 of this Agreement, which expenses may from time to time be incurred by the Adviser for the benefit of each Portfolio in the performance of the Adviser's duties pursuant to paragraph 3 hereunder."

     4. Except as specifically amended herein, the Agreement shall remain in full force and effect. This Amendment shall not limit the rights of the parties to the Agreement and the parties hereto acknowledge the binding effect of the Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

                                                   WAYNE HUMMER INVESTMENT TRUST
ATTEST


/s/ Jean M. Maurice                                By /s/ David P. Poitras
----------------------------------------------     -----------------------------


                                                   WAYNE HUMMER MANAGEMENT
ATTEST                                             COMPANY

/s/ Jean M. Maurice                                By /s/ Thomas J. Rowland
----------------------------------------------     -----------------------------

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